Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Mark N. Schwartz, CEO

(651) 687-9999 Ext. 102

HDI Bypasses Health Insurance to Fight Heart Attacks in Sacramento

ST. PAUL, MN – May 5, 2004 – An inexpensive test for cardiovascular disease developed by Hypertension Diagnostics, Inc. (OTC: HDII.OB) enables doctors to make prevention a priority by offering screening on a private pay basis without the limitations on preventative care imposed by health insurers.

Dr. Chandan Cheema, a Sacramento-based internist, is the latest doctor to offer the CVProfilor® DO-2020 test to his patients.

The CVProfilor measures the elasticity of small and large arteries and determines if patients have early stage cardiovascular disease that requires further diagnosis and treatment.  The FDA approved test is inexpensive, non-invasive, quick to perform and provides immediate results.

In a contract worth in excess of $250,000 for HDI, Dr. Cheema has signed up for ten devices and will have exclusive rights in the Sacramento area for six months.  This is HDI’s largest contract to date with a single physician.

“The CVProfilor lets people take charge of their health and gives new meaning to the saying ‘prevention is better than cure’,” said Dr. Cheema.  “It enables us to identify vascular disease that has the potential for a heart attack or a stroke before a patient reaches an advanced disease state and faces expensive interventional procedures.”

Dr. Cheema is planning a proactive outreach to the community to encourage screening, rather than waiting for patients to show signs of coronary heart disease before taking action.  By charging patients a modest cash fee for the test instead of dealing with the limitations of health insurance, Dr. Cheema’s goal is to enable patients to be proactive with their own health care.

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“The CVProfilor is a vehicle for a paradigm shift in the way medicine is practiced in the United States by allowing doctors to regain control of their practice.  Providing patients with the opportunity to purchase an inexpensive preventative test directly from their physician is the most efficient way to prevent heart attacks and strokes,” said Mark Schwartz, CEO of HDI.

Schwartz quotes cardiovascular disease as America’s number one killer, with around 35 percent of its victims experiencing sudden death as a first symptom.  “Obviously we need something more effective than the conventional risk factor screenings of blood pressure and cholesterol.  The CVProfilor provides early screening for vascular disease and can be administered on people as young as fifteen years old,” he said.

Hypertension Diagnostics, Inc. is working to save lives by reducing the risk of vascular disease with its CVProfilor® DO-2020 System.  The CVProfilor measures the elasticity of small and large arteries, a key indicator of cardiovascular health.  It is FDA approved and in use by physicians in the United States.  More information is available at www.hdii.com.

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Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company wishes to caution readers not to place undue reliance on any forward-looking statements and to recognize that the statements are not a prediction of actual future results.  Actual results could differ materially from those presented and anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company’s 2003 Annual Report on Form 10-KSB, as amended, and subsequent Quarterly Reports on Form 10-QSB, all of which were filed with the U.S. Securities and Exchange Commission, as well as others not now anticipated.

CVProfilor is a registered trademark of Hypertension Diagnostics, Inc.

Hypertension Diagnostics, HDI/PulseWave, PulseWave and CVProfile are trademarks of

Hypertension Diagnostics, Inc.  All rights reserved.